As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-232278

Registration No. 333-237090

Registration No. 333-253577

Registration No. 333-263804

Registration No. 333-270954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-232278

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237090

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253577

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263804

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270954

UNDER

THE SECURITIES ACT OF 1933

ATRECA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	27-3723255
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

900 East Hamilton Avenue, Suite 100

Campbell, California 95008

(Address of Principal Executive Offices)

Atreca, Inc. 2010 Equity Incentive Plan

Atreca, Inc. 2019 Equity Incentive Plan

Atreca, Inc. 2019 Employee Stock Purchase Plan

Atreca, Inc. 2023 Inducement Plan

Non-Plan Inducement Stock Option Grant

(Full titles of the plans)

John A. Orwin

President and Chief Executive Officer

Atreca, Inc.

900 East Hamilton Avenue, Suite 100

Campbell, California 95008

(650) 595-2595

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Justin A. Kisner Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Courtney J. Phillips General Counsel and Corporate Secretary Atreca, Inc. 900 East Hamilton Avenue, Suite 100 Campbell, California 95008 (650) 595-2595

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Atreca, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration File No. 333-232278, filed with the SEC on June 21, 2019, registering 3,173,315 shares of Class A common stock issuable under the Atreca, Inc. 2010 Equity Incentive Plan, 6,141,842 shares of Class A common stock issuable under the Atreca, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), and 283,333 shares of Class A common stock issuable under the Atreca, Inc. 2019 Employee Stock Purchase Plan (the “2019 Employee Stock Purchase Plan”);

•	Registration File No. 333-237090, filed with the SEC on March 11, 2020, registering 1,118,807 shares of Class A common stock issuable under the 2019 Equity Incentive Plan and 279,702 shares of Class A common stock issuable under the 2019 Employee Stock Purchase Plan;

•	Registration File No. 333-253577, filed with the SEC on February 26, 2021, registering 1,472,184 shares of Class A common stock issuable under the 2019 Equity Incentive Plan and 368,046 shares of Class A common stock issuable under the 2019 Employee Stock Purchase Plan;

•	Registration File No. 333-263804, filed with the SEC on March 24, 2022, registering 1,510,351 shares of Class A common stock issuable under the 2019 Equity Incentive Plan and 377,587 shares of Class A common stock issuable under the 2019 Employee Stock Purchase Plan; and

•	Registration File No. 333-270954, filed with the SEC on March 29, 2023, registering 1,562,695 shares of Class A common stock issuable under the 2019 Equity Incentive Plan, 390,673 shares of Class A common stock issuable under the 2019 Employee Stock Purchase Plan, 350,000 shares of Class A common stock issuable under a non-plan inducement stock option grant, and 1,000,000 shares of Class A common stock issuable under the Atreca, Inc. 2023 Inducement Plan.

On December 26, 2023, the Company announced, after extensive consideration of potential strategic alternatives, that the Board of Directors of the Company had unanimously approved, on December 19, 2023, the sale of substantially all of the Company’s assets (the “Asset Sale”) pursuant to the Asset Purchase Agreement, dated December 22, 2023, by and between the Company and Immunome Inc., and the liquidation and dissolution of the Company pursuant to a plan of complete liquidation and dissolution (the “Plan of Dissolution”), each of which, the Asset Sale and the Plan of Dissolution, is subject to the approval of the Company’s stockholders. The Company filed a definitive proxy statement on Schedule 14A with the SEC on February 23, 2024 with respect to a special meeting of the Company’s stockholders, which was convened on March 28, 2024 but was adjourned and will reconvene on April 8, 2024, at which the Company’s stockholders will be asked to, among other items, consider and approve the Asset Sale and the Plan of Dissolution.

As a result of the Company’s planned liquidation and dissolution, by filing these Post-Effective Amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, removes from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on April 1, 2024.

ATRECA, INC.

By:	/s/ John A. Orwin
John A. Orwin President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.